EXHIBIT 5

July 18, 2023

Atlanta Braves Holdings, Inc.
12300 Liberty Boulevard

Englewood, Colorado 80112

Re:	Registration Statement on Form S-8 Atlanta Braves Holdings, Inc.

Ladies and Gentlemen:

As legal counsel to Atlanta Braves Holdings, Inc., a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 18, 2023, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 6,000,000 shares (the “2023 Plan Shares”) of the Company’s Series C common stock, par value $0.01 per share (“Series C Common Stock”), issuable pursuant to the Company’s 2023 Omnibus Incentive Plan (the “2023 Plan”); and (ii) 134 shares of the Company’s Series A common stock, par value $0.01 per share, and 3,159,615 shares of the Series C Common Stock (the “Transitional Plan Shares” and, together with the 2023 Plan Shares, the “Shares”), issuable pursuant to stock options and restricted stock and restricted stock unit awards granted under the Company’s Transitional Stock Adjustment Plan (the “Transitional Plan” and, together with the 2023 Plan, the “Plans”). The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A.	The Amended and Restated Articles of Incorporation of the Company;

B.	The Amended and Restated Bylaws of the Company;

C.	Various resolutions of the Board of Directors of the Company adopting the Plans and authorizing the issuance of the Shares;

D.	Each of the Plans; and

E.	The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through E above, it is our opinion that the Shares have been duly authorized for issuance and, when issued and sold in accordance with the terms of the respective Plans, will be validly issued, fully paid, and nonassessable.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Nevada, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this opinion with the Commission or any other appropriate governmental agency. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law 10845 Griffith Peak Drive | Suite 600 | Las Vegas, Nevada 89135 | T +1 702.792.3773 | F +1 702.792.9002
www.gtlaw.com